Exhibit 99.1

Verisk to Discuss Revenue Growth Drivers and Strong Capital Allocation Track

Record at Investor Day on Thursday, December 7, 2017, in New York City

JERSEY CITY, N.J., December 6, 2017 — Verisk Analytics, Inc. (Nasdaq:VRSK), a leading data analytics provider, will webcast its annual Investor Day on Thursday, December 7, 2017, beginning at 8:30 a.m. EST (5:30 a.m. PST, 1:30 p.m. GMT).

Verisk senior management will share perspectives on strategy and revenue growth initiatives in each of the three market verticals that the company serves: property/casualty insurance, natural resources, and financial services. The vertical leadership teams will also discuss Verisk’s market position, new solutions offerings, and the strength of its customer relationships.

Senior management will review how these growth opportunities and the outlook for each of its major business lines support company average annual expectations over the intermediate term of:

•	high single-digit organic revenue growth

•	EBITDA growth above revenue growth

•	double-digit adjusted EPS growth

Management will also discuss its effective capital deployment through internal investment, acquisitions, and repurchases, with returns well above the company’s weighted average cost of capital over extended periods.

Investor Day will be webcast live, and the presentations have been posted on the Verisk investor website at http://investor.verisk.com. A replay of the webcast will be available through a link on the Verisk investor website for 30 days.

About Verisk

Verisk (Nasdaq:VRSK) is a leading data analytics provider serving customers in insurance, natural resources, and financial services. Using advanced technologies to collect and analyze billions of records, Verisk draws on unique data assets and deep domain expertise to provide first-to-market innovations that are integrated into customer workflows. Verisk offers predictive analytics and decision support solutions to customers in rating, underwriting, claims, catastrophe and weather risk, global risk analytics, natural resources intelligence, economic forecasting, and many other fields. Around the world, Verisk helps customers protect people, property, and financial assets.

Headquartered in Jersey City, N.J., Verisk operates in 29 countries and is a member of Standard & Poor’s S&P 500® Index. In 2017, Forbes magazine named Verisk to its America’s Best Mid-Size Employers list and to its World’s Most Innovative Companies list. Verisk is one of only seven companies to appear on both lists. For more information, please visit www.verisk.com.

Contact:

Investor Relations

David Cohen

AVP, Investor Relations and Strategic Finance

Verisk

201-469-2174

david.e.cohen@verisk.com

Media

Rich Tauberman

MWWPR (for Verisk)

202-600-4546

rtauberman@mww.com